Nexstar Broadcasting Group, 8/9/16

Exhibit 99.1

News Announcement                 For Immediate Release

NEXSTAR BROADCASTING SECOND QUARTER NET

REVENUE RISES 19.4% TO A RECORD $262.0 MILLION

Net Revenue Growth Drives Record 2Q Operating Income of $64.0 Million,

BCF of $103.2 Million and Adjusted EBITDA of $90.2 Million

IRVING, Texas – August 9, 2016 – Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported record financial results for the second quarter ended June 30, 2016 as summarized below.

Summary 2016 Second Quarter Highlights

	Three Months Ended June 30,			Six Months Ended June 30,
($ in thousands)	2016	2015	Change	2016	2015	Change
Local Revenue	$97,608	$93,991	+3.8%	$191,375	$178,515	+7.2%
National Revenue	$35,877	$38,793	(7.5)%	$71,327	$74,371	(4.1)%
Core Revenue	$133,485	$132,784	+0.5%	$262,702	$252,886	+3.9%

Political Revenue	$11,257	$1,906	+490.6%	$23,011	$2,266	+915.5%
Retransmission Fee Revenue	$98,137	$69,719	+40.8%	$195,450	$136,283	+43.4%
Digital Revenue	$24,857	$21,180	+17.4%	$47,390	$40,492	+17.0%
Other	$1,455	$1,379	+5.5%	$3,060	$2,580	+18.6%
Trade and Barter Revenue	$11,744	$11,785	(0.3)%	$23,161	$23,178	(0.1)%
Gross Revenue	$280,935	$238,753	+17.7%	$554,774	$457,685	+21.2%
Less: Agency Commission	$18,941	$19,404	(2.4)%	$37,122	$36,601	+1.4%
Net Revenue	$261,994	$219,349	+19.4%	$517,652	$421,084	+22.9%

Gross Revenue Excluding Political	$269,678	$236,847	+13.9%	$531,763	$455,419	+16.8%

Income from Operations	$64,007	$52,542	+21.8%	$121,936	$90,446	+34.8%

Broadcast Cash Flow(1)	$103,247	$85,361	+21.0%	$201,310	$161,089	+25.0%
Broadcast Cash Flow Margin(2)	39.4%	38.9%		38.9%	38.3%

Adjusted EBITDA(1)	$90,220	$74,887	+20.5%	$172,472	$138,932	+24.1%
Adjusted EBITDA Margin(2)	34.4%	34.1%		33.3%	33.0%

Free Cash Flow(1)	$48,728	$50,069	(2.7)%	$100,848	$93,022	+8.4%

Nexstar Broadcasting Group, 8/9/16

(1)	Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.
(2)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

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Nexstar Broadcasting Group, 8/9/16

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc. commented, “Nexstar’s long-term strategy to leverage our local content and relationships through accretive, scale-building acquisitions while creating complementary revenue streams drove record second quarter net revenue, BCF and Adjusted EBITDA, while free cash flow was impacted by the timing of 2016 cash tax payments, a situation that will self-resolve over the remainder of the year.

“Year-to-date core, political, retransmission and digital revenue are largely tracking consistent with our expectations and Nexstar generated $3.29 in free cash flow per share through June 30.  With rising political spending in the second half of the year, upcoming special event programming including last week’s start of the Rio 2016 summer Olympics, contractual retransmission revenue growth, our expanded digital operations and the realization of our actual cash tax rate for the full year, we remain confident that Nexstar will, on a stand-alone basis, generate record free cash flow in 2016, and is on pace to achieve our guidance for annual average 2016/2017 free cash flow of $250 million – or average pro-forma free cash flow of $8.15 per share per year. In addition, we continue to make progress toward the completion of the Media General transaction later this year which we expect will result in approximately 37% growth in our annual average pro forma 2016/2017 free cash flow relative to what we are generating from our current operations.

“Reflecting the operating leverage in our model, our 19.4% rise in second quarter net revenue generated 21.0% growth in BCF and a 20.5% increase in Adjusted EBITDA.  During the second quarter, television ad revenue inclusive of political advertising rose 7.5% with core local and national spot revenue increasing 0.5%, including a 1.0% rise in same station automotive advertising. Reflecting our expanded platform and presence in states with high levels of political spending activity, 2016 second quarter political revenue outpaced our budgets and rose by 491% compared to the same period last year and by 67% over second quarter 2014 levels.

“Nexstar’s gross revenue growth in the second quarter excluding political was healthy at almost 14% and reflects the 40.8% rise in retransmission fee revenue and 17.4% increase in digital revenue.  Our ongoing renegotiations of retransmission consent agreements combined with the growth of our leading, locally focused, digital content management system, agency services, mobile and programmatic offerings resulted in a 35.3% increase in Nexstar’s total second quarter retransmission fee and digital revenue to $123.0 million. Reflecting continued success against our revenue diversification goals, these higher margin revenue streams accounted for 46.9% of 2016 second quarter net revenue up from 41.4% in the comparable period last year and 32.8% in the 2014 second quarter, the last political cycle.

“The rise in second quarter station direct operating expenses (net of trade expense) and SG&A primarily reflects higher variable costs related to the significant increase in advertising revenues, expanded local programming on our existing stations and the operation of stations acquired in 2015 and 2016. The $2.6 million increase in corporate expense reflects increased staffing and infrastructure to manage and operate the additional stations including approximately $2.0 million in non-recurring transaction-related expenses. Inclusive of these one-time expenses, second quarter Adjusted EBITDA grew 20.5% while adjusted BCF margin expanded by approximately

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Nexstar Broadcasting Group, 8/9/16

50 basis points to 39.4%. Cash income taxes of $17.7 million were above our expectations for the quarter largely due to the timing of the payments of 2016 taxes.  This situation will self-resolve over the second half of 2016 and as a result does not affect our 2016 free cash flow guidance, as implied in our annual average 2016/2017 free cash flow of $250 million – or average pro-forma free cash flow of $8.15 per share per year.

“In addition to the record first half operating results, progress towards the completion later this year of our acquisition of Media General is tracking consistent with our timeline.  During the quarter, shareholders of both Nexstar and Media General approved Nexstar’s acquisition of Media General, and we announced the execution of agreements providing for the divestiture of 13 stations for total consideration of $548 million.  Last month, we completed an offering of $900 million of new 5.625% senior notes which fully addresses the portion of the planned financing for the transaction that we expect to do outside of the secured loan market. We believe these asset sales bring the Nexstar/Media General transaction into compliance with Federal Communication Commission and Department of Justice requirements for approval. The divestiture proceeds and the cost of capital of the senior notes were key assumptions in the Company’s 2016/2017 free cash flow guidance for the combined entity and both exceeded the assumptions in our guidance.

“When the Media General transaction is completed, the new Nexstar Media Group will increase our legacy broadcast portfolio by approximately two thirds and more than double our audience reach while presenting opportunities related to the increased scale and complementary nature of the combined digital operations.  I continue to visit the Media General stations, a practice which has proven over time to ensure that we integrate acquisitions quickly and with operating and financial results that meet and in many cases exceed the expectations we provide at the time they are announced.  Based on these meetings which continue into the third quarter, I am confident that Nexstar Media Group will have outstanding operating teams and the disciplines necessary to realize the tremendous upside presented by this transaction. Financially, the transaction is expected to more than double our revenue and Adjusted EBITDA and will be immediately accretive upon closing.  Using what we believe are conservative expectations for the cost of financing the transaction and identified year one synergies of $76 million, where there may also be upside, Nexstar Media Group is expected to generate over $500 million of average annual free cash flow with annual free cash flow per share expected to be approximately $11.15 per year over the 2016/2017 period on a pro forma basis.  We intend to initially allocate free cash flow to leverage reduction and expect covenant leverage to approximate 4.5x by year end 2016, which assumes no net proceeds from the spectrum auction.

“Nexstar celebrated its 20 year anniversary on June 17 and over these last two decades we have grown the Company through a disciplined approach to acquisitions, a focus on enhancing the operating results of acquired stations and digital properties, an overarching commitment to localism and the creation and fostering of a retransmission revenue stream.  Consumers’ brand awareness and purchasing decisions are every bit as strong, if not stronger, locally, where businesses operate and transactions take place.  Reflecting these factors, local diversified media companies like Nexstar are highly competitive in today’s multi-platform world because we provide superior local content that is unique and relevant to each of the local communities we serve across the United States while offering local businesses, advertisers and brands unparalleled 24/7 marketing opportunities across all screens and devices.

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“With significant and growing free cash flow and the expected closing later this year of the Media General transaction, Nexstar is positioned with the financial capacity and flexibility to reduce leverage while returning capital to shareholders. As we continue to benefit from what are expected to be record levels of political advertising in 2016, the ongoing renewal of our retransmission consent agreements and completion of smaller transactions announced in the second half of 2015, we have excellent visibility to delivering on or exceeding our free cash flow targets and a clear path for the continued near- and long-term enhancement of shareholder value through the Media General transaction.”

The consolidated total debt of Nexstar, its wholly owned subsidiaries, Mission Broadcasting, Inc. and Marshall Broadcasting Group, Inc. (collectively, the “Company”) at June 30, 2016, was $1,487.8 million including senior secured debt of $695.2 million.  The Company’s total net leverage ratio at June 30, 2016 was 3.99x compared to a total permitted leverage covenant of 6.75x.  The Company’s first lien net leverage ratio at June 30, 2016 was 1.83x compared to the covenant maximum of 4.00x.

The table below summarizes the Company’s debt obligations:

($ in millions)	6/30/2016	12/31/2015
Revolving Credit Facilities	$22.0	$2.0
First Lien Term Loans	$673.2	$682.2
6.875% Senior Unsecured Notes	$520.2	$519.8
6.125% Senior Unsecured Notes	$272.4	$272.2
Total Debt	$1,487.8	$1,476.2

Cash on Hand	$27.2	$43.4

Second Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/325-2140, conference ID 9987439 (domestic and international callers).  In addition, a live audio webcast of the call will be accessible to the public on Nexstar’s web site, http://www.nexstar.tv and a recording of the webcast will be archived on the site for 90 days following the live event.

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as income from operations, plus corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, non-cash representation contract termination fee and loss on change in the fair value of contingent consideration, minus broadcast rights payments.

Adjusted EBITDA is calculated as broadcast cash flow less corporate expenses.

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Nexstar Broadcasting Group, 8/9/16

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, non-cash compensation expense, non-cash representation contract termination fee and loss on change in the fair value of contingent consideration, less payments for broadcast rights, cash interest expense, capital expenditures and net operating cash income taxes.

Broadcast cash flow, Adjusted EBITDA and free cash flow results are non-GAAP financial measures.  Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of TBAs or LMAs.  Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 104 full power television stations reaching 62 markets, or approximately 18.1% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Pro-forma for the completion of all announced transactions, Nexstar will own, operate, program or provide sales and other services to 171 television stations and their related low power and digital multicast signals reaching 100 markets or nearly 39% of all U.S. television households. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar and Media General claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, the ultimate outcome and benefits of a transaction between Nexstar and Media General and timing thereof, and future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied and the transaction may not close; the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not

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Nexstar Broadcasting Group, 8/9/16

anticipated, the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of Media General (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar and Media General undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see the definitive joint proxy statement/prospectus of Nexstar and Media General and Media General’s and Nexstar’s other filings with the SEC.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

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Nexstar Broadcasting Group, 8/9/16

Nexstar Broadcasting Group, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net revenue	$261,994	$219,349	$517,652	$421,084

Operating expenses:
Corporate expenses	13,027	10,474	28,838	22,157
Direct operating expenses, net of trade	90,025	70,875	177,971	137,025
Selling, general and administrative expenses, excluding corporate	52,745	46,083	105,099	91,689
Trade and barter expense	11,912	11,641	23,256	22,939
Depreciation	12,739	11,302	25,297	22,174
Amortization of intangible assets	11,319	11,237	23,398	24,297
Amortization of broadcast rights, excluding barter	6,220	5,195	11,857	10,357
Total operating expenses	197,987	166,807	395,716	330,638
Income from operations	64,007	52,542	121,936	90,446

Interest expense, net	(20,577)	(20,391)	(41,231)	(39,684)
Other expenses	(147)	(150)	(283)	(268)
Income before income taxes	43,283	32,001	80,422	50,494
Income tax expense	(18,484)	(12,101)	(33,349)	(18,682)
Net income	24,799	19,900	47,073	31,812
Net (income) loss attributable to noncontrolling interests	(270)	421	(817)	1,416
Net income attributable to Nexstar	$24,529	$20,321	$46,256	$33,228

Basic net income per common share attributable to Nexstar	$0.80	$0.65	$1.51	$1.06
Basic weighted average number of common shares outstanding	30,680	31,325	30,669	31,260

Diluted net income per common share attributable to Nexstar	$0.78	$0.63	$1.46	$1.03
Diluted weighted average number of common shares outstanding	31,620	32,382	31,579	32,319

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Nexstar Broadcasting Group, 8/9/16

Nexstar Broadcasting Group, Inc.

Reconciliation of Broadcast Cash Flow and Adjusted EBITDA (Non-GAAP Measures)

UNAUDITED

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Broadcast Cash Flow and Adjusted EBITDA:	2016	2015	2016	2015

Income from operations	$64,007	$52,542	$121,936	$90,446

Add:
Depreciation	12,739	11,302	25,297	22,174
Amortization of intangible assets	11,319	11,237	23,398	24,297
Amortization of broadcast rights, excluding barter	6,220	5,195	11,857	10,357
(Gain) loss on asset disposal, net	(172)	125	(269)	927
Corporate expenses	13,027	10,474	28,838	22,157
Non-cash representation contract termination fee	-	-	-	1,516
Loss on change in the fair value of contingent consideration	1,687	-	2,091	-

Less:
Payments for broadcast rights	5,580	5,514	11,838	10,785

Broadcast cash flow	103,247	85,361	201,310	161,089
Margin %	39.4%	38.9%	38.9%	38.3%

Less:
Corporate expenses	13,027	10,474	28,838	22,157

Adjusted EBITDA	$90,220	$74,887	$172,472	$138,932
Margin %	34.4%	34.1%	33.3%	33.0%

Nexstar Broadcasting Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

UNAUDITED

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Free Cash Flow:	2016	2015	2016	2015

Income from operations	$64,007	$52,542	$121,936	$90,446

Add:
Depreciation	12,739	11,302	25,297	22,174
Amortization of intangible assets	11,319	11,237	23,398	24,297
Amortization of broadcast rights, excluding barter	6,220	5,195	11,857	10,357
(Gain) loss on asset disposal, net	(172)	125	(269)	927
Non-cash compensation expense	2,955	2,804	6,089	5,662
Non-cash representation contract termination fee	-	-	-	1,516
Loss on change in the fair value of contingent consideration	1,687	-	2,091	-

Less:
Payments for broadcast rights	5,580	5,514	11,838	10,785
Cash interest expense	19,624	19,460	39,331	37,868
Capital expenditures	7,119	5,710	14,700	11,234
Operating cash income taxes, net of refunds(1)	17,704	2,452	23,682	2,470

Free cash flow	$48,728	$50,069	$100,848	$93,022

(1)	Exclude payments totaling $15.172 million in taxes during the six months ended June 30, 2015 related to tax liabilities assumed in or resulting from various station acquisitions and sales.

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